Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nick Tomashot
Chief Financial Officer
(614) 748-1150
nick.tomashot@pinnacle.com

PDSi Reports Profitable Second Quarter 2010 Results

COLUMBUS, Ohio – July 28, 2010 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended June 30, 2010.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “Our continued profitable results in the second quarter demonstrate our successful execution of the steps we took in the fourth quarter of 2009. These actions included changes in our top leadership, implementing a customer-focused sales and marketing strategy, and focusing on developing our Service business and Product programs where our engineering and operational expertise are highly valued. In the first half of 2010 we have returned to profitability, grown our Service business, substantially paid down our debt, and dramatically reduced our overhead cost structure. We have established a solid foundation for profitable growth as we continue to add new customers in new markets.”

Sales were $8.0 million for the 2010 second quarter, down $0.8 million, or 10%, versus the first quarter of 2010. Gross profit as a percentage of sales was 28% for the quarter – the highest gross margin since the first quarter of 2004. Timothy J. Harper, Chief Operating Officer, added, “Although our revenue declined quarter over quarter, we continue to see growth in our Service business, with strong margins and overall profitability for the company. This validates our recent strategic direction to grow our services business and redefine our product direction to a market requiring our high value-added engineering.”

Cash generated from operations was $1.2 million, the sixth sequential quarter with positive operating cash flow. The Company’s debt on its line of credit was reduced $0.9 million during the quarter, ending the quarter at $0.2 million. “We are pleased with the cash flow benefits we are realizing from our return to profitability and our continued focus on managing our net working capital,” Mr. Bair added. “Cash flow generated from operations was $1.7 million in the first half of 2010, and we have reduced our debt from $2.4 million at the end of 2009, to $0.2 million at the end of the second quarter.”

Financial Results

Net Income (Loss)

Net income for the second quarter of 2010 was $0.3 million, or $0.04 per diluted share. This compares to a net loss of $0.3 million, or $0.03 per diluted share, for the same quarter last year, and is flat versus the first quarter of 2010.

Sales

Total sales declined 12% to $8.0 million for the 2010 second quarter from $9.0 million for the same quarter a year ago. Second quarter Product sales declined 27% to $4.8 million in 2010 from $6.6 million in 2009. This decline was attributable to significantly lower sales to larger imaging and medical OEM customers. Service sales increased $0.7 million, or 28%, to $3.1 million for the 2010 second quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit improved 13% to $2.2 million for the 2010 second quarter, from $2.0 million for the same quarter last year. Overall gross margin as a percentage of revenue improved from 22% to 28% compared to last year. The gross profit improvement on lower year-on-year total sales revenue was attributable to the change in mix driven by the growth of higher-margin Service segment revenue. Within both the Product and Service segments, average margins as a percentage of revenue also improved, driven by a shift toward higher margin programs within each segment. Product gross margin improved compared to prior year from 18% to 20%, while Service gross margin improved from 32% to 40%.

Operating Expenses

Operating expenses were reduced 19% to $1.8 million for the 2010 second quarter from $2.3 million a year ago, reflecting cost reduction actions taken over the past year to align expenses with anticipated sales revenue, and to better focus resources on the Company’s services growth strategy. Wages and other employee costs accounted for most of the $0.4 million reduction in year-on-year operating expense. Additional savings were realized across multiple areas, including company-funded R&D expenses, reflecting the Company’s strategic focus on developing customer-specific solutions through customer-funded development projects.

Interest Expense

Interest expense for the 2010 second quarter was reduced 63% to $18,000 from $49,000 for the same quarter last year due to lower average debt outstanding. Debt outstanding was dramatically reduced during the quarter to $0.2 million from $1.2 million as of March 31, 2010, and as compared to $3.0 million at the end of the prior year second quarter.

Recent PDSi Highlights

•

On May 14th, PDSi announced that it had been awarded SGI’s (Silicon Graphics International Corp.’s) legacy Rackable products’ return management program. The contractual agreement covers the receipt and management of all components and systems from SGI’s Rackable products. Under this agreement, PDSi will transact receipts, process warranties, and test and repair all systems, motherboards, hard drives, power supplies, memory and peripherals. In addition, PDSi has started shipments and/or ramped several additional significant service programs for new enterprise customers, contributing to the 28% year-on-year growth in Service revenue in the recent second quarter.

•

On July 7, PDSi announced it had successfully completed a full recertification audit of its quality systems registrations, which include its ISO 9001:2008 Quality Management Systems; ISO 14001:2004 Environmental Management Systems; ISO 13485:2003 Medical Devices-Quality Management Systems; and TL9000-H,V R5.0/R4.0, a telecommunications standard published by the Quality Excellence for Suppliers of Telecommunications (QuEST) Forum. These certifications reflect PDSi’s ongoing commitment to quality, and place it among the best-in-class companies that have achieved and sustained the high quality systems standards required for these registrations.

•	Q2 2010 represented the second highest quarter for Service segment revenue since 2005, and was the most profitable for the Service segment since 2006.

Conference Call

PDSi will host a conference call on Thursday, July 29, 2010, at 11 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the Company’s 2010 second quarter results. Results will be released after market close on July 28th.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of services and products for the telecom, imaging, defense/aerospace, medical, semiconductor, industrial automation and IT markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With service centers in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

In addition to our service offerings, our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life computer products and unique, customer-centric solutions.

PDSi’s turnkey technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2010. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$135	$323
Accounts receivable, net of allowance for doubtful accounts of $129 and $232, respectively	4,938	5,932
Inventory, net	3,042	3,754
Prepaid expenses and other current assets	300	525

Total current assets	8,415	10,534

PROPERTY AND EQUIPMENT
Property and equipment, cost	5,888	5,899
Less accumulated depreciation and amortization	(5,196)	(5,038)

Total property and equipment, net	692	861

OTHER ASSETS
Goodwill	700	821
Other assets	343	359

Total other assets	1,043	1,180

TOTAL ASSETS	$10,150	$12,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$229	$2,413
Accounts payable	2,029	2,694
Accrued wages, payroll taxes and employee benefits	685	1,014
Unearned revenue	280	85
Other current liabilities	653	555

Total current liabilities	3,876	6,761

LONG-TERM LIABILITIES
Accrued other	185	226

TOTAL LIABILITIES	4,061	6,987

STOCKHOLDERS’ EQUITY
Common stock	5,777	5,769
Additional paid-in capital	1,936	1,912
Accumulated other comprehensive income (loss)	(169)	(29)
Retained earnings (deficit)	(1,455)	(2,064)

Total stockholders’ equity	6,089	5,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,150	$12,575

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$7,968	$9,038	$16,780	$19,925
Cost of sales	5,733	7,054	12,396	15,907

Gross profit	2,235	1,984	4,384	4,018
Operating expenses	1,835	2,272	3,563	5,250

Income (loss) from operations	400	(288)	821	(1,232)
Other expense
Interest expense	18	49	41	102

Income (loss) before income taxes	382	(337)	780	(1,334)
Income tax expense (benefit)	82	(67)	171	(363)

Net income (loss)	$300	$(270)	$609	$(971)

Weighted average common shares outstanding:
Basic	7,826	7,825	7,825	7,825
Diluted	7,966	7,825	7,891	7,825

Earnings (loss) per common share:
Basic	$0.04	$(0.03)	$0.08	$(0.12)
Diluted	0.04	(0.03)	0.08	(0.12)

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$609	$(971)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	(32)	109
Inventory reserves	135	404
Depreciation and amortization	201	291
Share-based payment expense	24	83
(Increase) decrease in assets:
Accounts receivable	953	3,918
Inventory	550	94
Prepaid expenses and other assets	202	31
Increase (decrease) in liabilities:
Accounts payable	(907)	(1,082)
Unearned revenue	195	496
Other current liabilities	(197)	(533)

Total adjustments	1,124	3,811

Net cash provided by operating activities	1,733	2,840

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(62)	(155)

Net cash used in investing activities	(62)	(155)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(2,184)	(2,431)
Net change in outstanding checks	303	(264)
Other	40	(181)

Net cash used in financing activities	(1,841)	(2,876)

EFFECT OF EXCHANGE RATE ON CASH	(18)	3

INCREASE (DECREASE) IN CASH	(188)	(188)
Cash at beginning of period	323	282

Cash at end of period	$135	$94

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